VOLUNTARY RETIREMENT AGREEMENT

This VOLUNTARY RETIREMENT AGREEMENT (“Agreement”) is between FIVE STAR BANK (“FSB”), and RONALD A. MILLER (“Executive”).

WHEREAS, Executive is employed by FSB as Chief Financial Officer;

WHEREAS, Executive has communicated his desire to retire voluntarily from FSB effective March 31, 2010;

WHEREAS, Executive and FSB wish to establish and clarify their respective rights and obligations arising from the retirement of Executive;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Executive and FSB hereby agree as follows:

1. Executive shall resign and be separated as an employee of FSB effective March 31, 2010. Executive and FSB agree to announce and describe Executive’s separation as a voluntary retirement. Executive’s participation in all FSB fringe benefits shall cease effective March 31, 2010, with the exception of previously vested benefits.

2. FSB shall make one hundred and twenty (120) equal monthly payments to Executive of $5,500.00, less required deductions and withholding, beginning with the first regular pay period of October 2010. In the event of Executive’s death, any payments still due Executive under this paragraph shall be made to Executive’s estate.

3. Executive shall execute the Release of Claims attached hereto as Exhibit A within five days following March 31, 2010. Payments under paragraph 2 shall not be made unless Executive executes the release of claims within 5 days of March 31, 2010 and does not revoke the Release of Claims.

4. (a) Executive has had access to and participated in the development of or been acquainted with confidential or proprietary information and trade secrets related to the business of FSB, its subsidiaries, joint ventures, and affiliates (collectively, the “Companies”), including but not limited to (i) trade secrets, business plans, software programs, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, reports, correspondence, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (ii) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, and/or (iii) information pertaining to future developments such as, but not limited to, research and development, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products, (iv) all information which was learned or developed by Executive in the course and performance of his duties, including without limitation, reports, information and data relating to the FSB’s acquisition strategies, and (v) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available (i) through (v) are, collectively, (the “Confidential Information”).

(b) Executive shall not, directly or indirectly, disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties. In addition, to the extent that FSB has entered into a confidentiality agreement with any other person or entity Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if he was a party thereto.

(c) The obligations of Executive under this paragraph 5 shall survive the termination of Executive’s employment and the expiration of this Agreement.

5. Executive shall make himself available at reasonable times and places to:

(a) fully cooperate and assist with any examination of FSB conducted by regulatory authorities having jurisdiction over FSB, including attendance at meetings and production of notes and records that may be in Executive’s possession; and

(b) fully cooperate and assist FSB in any internal investigations or audits, or in any litigation to which FSB or any of the Companies is a party.

It is understood between the parties that paragraph 5(a) and 5(b) above will be limited to matters that the Executive played a role in during his course of employment.

6. (a) Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against FSB or any of the Companies. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with paragraph 7(b) below.

(b) Executive agrees to give FSB notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this paragraph 7(a). Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to FSB, and at least five (5) days before compliance with any subpoena or order is requested or required.

(c) Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on any of the Companies or any of their respective agents or employees, or that denigrates, disparages, or results in detriment to any of the Companies or any of their respective agents or employees. The Companies agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Company or their agents or employees may be obligated to comply with SEC and other regulatory requirements.

7. Any breach by Executive of this Agreement shall be considered a material breach for which FSB shall be entitled to cease immediately the payments described in paragraph 2 of this Agreement, in addition to any other remedies to which FSB may be entitled by law or under the Agreement.

8. If any provision of this Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement.

9. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

10. The making of this Agreement is not intended, and shall not be construed, as any admission that FSB or any of the Companies has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

11. Nothing herein is intended to alter Executive’s status as an at-will employee.

12. Executive acknowledges and warrants that:

(a) He has had the opportunity to consider, for up to twenty-one days, the terms and provisions of this Agreement;

(b) He has been advised by FSB in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Agreement;

(c) He has carefully read this Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d) He is signing this Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

13. This Agreement shall not become effective until the eighth day following its execution by Executive (the “Effective Date”). Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice by personal delivery of such revocation to FSB. If Executive revokes this Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
RONALD A. MILLER	FIVE STAR BANK
By:Peter G. Humphrey President & CEO

Date:9/24/08	Date:9/24/08

EXHIBIT A

RELEASE OF CLAIMS

In consideration for the terms and conditions set forth in the attached Agreement, Ronald A. Miller (“Executive”) hereby extinguishes and releases all of his claims against Five Star Bank (“FSB”), and any of its past, present or future parent companies, subsidiaries, joint ventures, and affiliates, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, “Releasees”).

Executive, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly reserved in this Release of Claims.

Without limiting the generality of the paragraph above or characterizing the nature of the Releasors’ claims, this document releases the Releasees from (i) any and all claims arising out of Executive’s employment with FSB; (ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to claims under, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute or court decision; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Release of Claims by Executive. Executive expressly does not release or waive his rights to enforce the Agreement.

I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 21 DAYS IN WHICH TO CONSIDER SIGNING THIS RELEASE. I ACKNOWLEDGE THAT I MAY REVOKE THIS RELEASE OF CLAIMS WITHIN SEVEN (7) DAYS OF SIGNING IT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY AND I HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOICE CONCERNING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS RELEASE, AND I AM ENTERING INTO THIS RELEASE VOLUNTARILY. I ACKNOWLEDGE THAT THE CONSIDERATION I AM RECEIVING IN EXCHANGE FOR EXECUTING THIS RELEASE IS GREATER THAN THAT WHICH I WOULD BE ENTITLED TO IN THE ABSENCE OF THIS RELEASE.

WITNESS MY SIGNATURE THIS      DAY OF      , 2010.

RONALD A. MILLER